EXHIBIT 99.1

Media Contact:                        Investor Relations Contact:
Evelyn Mitchell                        Dana Nolan
205-264-4551                            205-264-7040

Regions Financial Corporation Increases Quarterly Cash Dividend Approximately 56 Percent to $0.14 Per Share

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 25, 2018 - The Regions Financial Corporation (NYSE:RF) Board of Directors today voted to increase the quarterly common stock dividend approximately 56 percent to $0.14 per share and declared the following cash dividends on its common shares, Series A preferred shares, and Series B preferred shares:

•	A cash dividend of $0.14 on each share of outstanding common stock, payable on October 1, 2018, to stockholders of record at the close of business on September 7, 2018.

•
A cash dividend of $15.9375 per share of Series A Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 17, 2018, to stockholders of record at the close of business on August 31, 2018.

•
A cash dividend of $15.9375 per share of Series B Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 17, 2018, to stockholders of record at the close of business on August 31, 2018.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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